EX-99.j

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Aberdeen Funds:

We consent to the use of our report dated December 29, 2016, with respect to the financial statements of the Aberdeen Focused U.S. Equity Fund (formerly, Aberdeen Equity Long-Short Fund), one of the funds comprising Aberdeen Funds, as of October 31, 2016, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and in the introduction to, and under the headings “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 15, 2017